CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-127822) of International Energy, Inc. and Subsidiaries (a development stage company) ("the Company") of our report dated June 17, 2010, on our audits of the consolidated balance sheets of International Energy, Inc. and Subsidiaries as of March 31, 2010 and 2009, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the years ended March 31, 2010 and 2009, and for the period from November 6, 1998 (date of inception) to March 31, 2010.

Our report, dated June 17, 2010, contains an explanatory paragraph that states that the consolidated financial statements have been prepared assuming the Company will continue as a going concern.  The Company has not generated any revenues since inception, has a substantial accumulated deficit, and does not have positive cash flows from operating activities.  These conditions raise substantial doubt about the Company's ability to continue as a going concern.

/S/ PETERSON SULLIVAN LLP

Seattle, Washington

June 17, 2010